Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Employment Agreement”), dated as of July 14, 2021, between 1847 Goedeker Inc., a Delaware corporation (the “Company”), and Maria Johnson, an individual (the “Executive”).

BACKGROUND

The Company wishes to secure the services of the Executive as Chief Financial Officer of the Company upon the terms and conditions hereinafter set forth, and the Executive wishes to render such services to the Company upon the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Employment by the Company. The Company agrees to employ the Executive in the position of Chief Executive Officer of the Company and have such duties and responsibilities as are reasonably assigned, delegated and determined as are customarily assigned to individuals serving in such positions and such other duties consistent with Executive’s title (with such other duties and/or offices in the Company and its affiliates as may be assigned from time to time by the Company, its Board of Directors, Chief Executive Officer or other senior executive officers and as agreed to by Executive) and the Executive accepts such employment and agrees to perform such duties. The Executive agrees to devote the Executive’s full customary business time and energies to the business of the Company and/or its affiliates to perform the Executive’s duties hereunder.

2. Term of Employment. The term of this Employment Agreement (the “Term”) shall be for the initial period commencing on July 26, 2021 (the “Effective Date”) and ending on the first anniversary of the Effective Date, unless the Executive is earlier terminated as provided in Section 4 hereof. The Term shall be automatically extended for successive one-year periods unless either party provides the other with written notice of non-renewal at least thirty (30) days prior to the end of the initial Term or any renewal Term.

3. Compensation. As full compensation for all services to be rendered by the Executive to the Company and/or its affiliates in all capacities during the Term, the Executive shall receive the following compensation and benefits:

(a) Salary. An annual base salary of $385,000 (the “Base Salary”) payable not less frequently than monthly or at more frequent intervals in accordance with the then customary payroll practices of the Company. In the event of an automatic renewal beyond the initial one-year Term as set forth in Section 2, Base Salary may be renegotiated by the parties at the time of such renewal.

(b) Annual Bonus. In addition to the Base Salary, the Executive shall be entitled to an annual incentive bonus to the extent the Company achieves or exceeds the annual EBITDA objectives of the Company which shall be established by the Board of Directors of the Company. The percentage of Base Salary which the Executive shall be entitled to receive as a bonus is set forth on Exhibit A hereto next to the corresponding percentage of budgeted EBITDA of the Company which must be achieved in order to earn such bonus level. Any such bonus shall be payable within thirty (30) days following delivery of the Company’s audited financial statements for the applicable year no later than March 31. For purposes of this Section 3(b), EBITDA of the Company for any period shall mean the sum of the Company’s net earnings (or loss) before interest expense, income taxes, depreciation and amortization for said period (but excluding any extraordinary gains for such period), as determined in accordance with generally accepted accounting principles applied on a consistent basis.

(c) Signing Bonus. The Company will pay Executive a one-time $15,000 signing bonus, which shall be paid at the first full payroll cycle following Executive’s start date.

(d) Stock Options. Subject to the approval of the Company’s Board of Directors, Executive shall receive an option to purchase 150,000 shares of the Company’s Common Stock, which option is expected to be granted on or around August 1, 2021. The exercise price of the option will be equal to the market price per share at the time of issuance. Vesting of the option will occur annually over a 4-year schedule of 25% per year from the date of issuance. The grant of the option is subject to the terms of the Company’s 2020 Equity Incentive Plan. The granting of this option shall be subject to the Company obtaining the consent of its (and its affiliates) senior lenders, if required.

(e) Participation in Employee Benefit Plans; Other Benefits. In addition, the Executive shall be permitted during the Term, if and to the extent eligible, to participate in all employee benefit plans, including health insurance and the Company’s 401(k) plan, policies and practices now or hereafter maintained by or on behalf of the Company commensurate with the Executive’s position with the Company. Nothing in this Employment Agreement shall preclude the Company from terminating or amending any such plans or coverage so as to eliminate, reduce or otherwise change any benefit payable thereunder, so long as such change similarly affects all Company employees.

(f) Expenses. The Company shall pay or reimburse the Executive for all reasonable and necessary expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s duties under this Employment Agreement, upon submission and approval of expense statements, vouchers or other supporting information in accordance with the then customary practices of the Company.

(g) Vacation. The Executive shall be entitled to four (4) weeks of paid vacation per year.

(h) Withholding of Taxes. The Company may withhold from any benefits payable under this Employment Agreement all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

4. Termination.

(a) Termination upon Death. If the Executive dies during the Term, this Employment Agreement shall terminate as of the date of the Executive’s death except in Section 5(b) hereof.

(b) Termination upon Disability. If during the Term the Executive becomes physically or mentally disabled, whether totally or partially, so that the Executive is unable to perform the Executive’s essential job functions hereunder for a period aggregating 180 days during any twelve-month period, and it is determined by a physician acceptable to both the Company and the Executive that, by reason of such physical or mental disability, the Executive shall be unable to perform the essential job functions required of the Executive hereunder for such period or periods, the Company may, by written notice to the Executive, terminate this Employment Agreement, in which event the Term shall terminate ten (10) days after the date upon which the Company shall have given notice to the Executive of its intention to terminate this Employment Agreement because of the disability.

(c) Termination for Cause. The Company may at any time by written notice to the Executive terminate this Employment Agreement immediately and, except as provided in Section 5(b) hereof, the Executive shall have no right to receive any compensation or benefit hereunder on and after the date of such notice, in the event that an event of “Cause” occurs. For purposes of this Employment Agreement “Cause” shall mean:

(i) the Executive’s willful failure to perform Executive’s duties hereunder other than a failure to perform resulting from death or physical or mental disability) and failure by the Executive to cure such breach within thirty (30) days of written notice thereof from the Company;

(ii) the commission by the Executive of fraud or intentional material misrepresentation in connection with his employment, including, but not limited to, misappropriation or embezzlement of any funds of the Company or any of its affiliates;

(iii) the commission by the Executive of any willful misconduct having the effect of materially injuring the reputation, business or business relationships of the Company or any of its affiliates;

(iv) the entering by the Executive of a plea of guilty or nolo contendere to, or the conviction of the Executive for, a crime involving the unlawful theft or conversion of monies or other property, or any fraud or embezzlement offense which carries a potential penalty of imprisonment for more than ninety (90) days and/or a fine in excess of Ten Thousand US Dollars ($10,000);

(v) the Executive’s consistent abuse of alcohol, prescription drugs or controlled substances, which interferes with the performance of his duties to the Company and which continues after the Company has provided the Executive at least thirty (30) days’ prior written notice thereof;

(vi) the Executive’s willful disregard of any material rule or policy of the Company and failure to cure the same within thirty (30) days of written notice thereof from the Company; or

(vii) excessive absenteeism of the Executive other than for reasons of illness that has not been cured, after at least thirty (30) days’ written notice from the Company with respect thereto.

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have thirty (30) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Executive’s employment without notice and with immediate effect.

(d) Termination without Cause. The Company may terminate this Employment Agreement at any time, without cause, upon thirty (30) days’ written notice by the Company to the Executive and, except as provided in Section 5(a) hereof, the Executive shall have no right to receive any compensation or benefit hereunder after such termination. The Executive may terminate this Employment Agreement at any time, without cause, upon thirty (30) days’ written notice by the Executive to the Company, provided however that the Executive shall have no right to receive any compensation, severance or benefit hereunder upon such termination under Section 5.

(e) Termination with Good Reason. The Executive may terminate this Employment Agreement and the Executive’s employment for Good Reason if Company fails to cure the event constituting Good Reason within thirty (30) days of written notice of such event from the Executive. “Good Reason” shall mean any of the following that occurs during the Term:

(i) the reduction of the Executive’s Base Salary and bonus below the amount of the Base Salary and bonus in effect under Section 3 hereof;

(ii) the assignment to the Executive of any duties materially inconsistent with, or a material diminution of the Executive’s duties, offices or responsibilities from, those of the Executive with Company, or any removal of Executive from or any failure to reelect or reappoint the Executive to any of such offices, except in connection with the termination of the Executive’s employment for disability (which cannot be performed without reasonable accommodations), retirement, Cause or as a result of the Executive’s death

(iii) a reduction in the Executive’s stock option compensation as set forth in section 3(d);

(iv) the Company’s material breach of this Employment Agreement; or

(v) upon a “Change of Control.” As used in this Employment Agreement, “Change of Control” shall mean the sale of all or substantially all the assets of the Company; any merger, consolidation or acquisition of the Company with, by or into another corporation, entity or person; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of the Company in one or more related transactions.

5. Severance Payments.

(a) Certain Severance Payments. If during the Term this Employment Agreement is terminated pursuant to Sections 4(d) (but only for termination of Executive by Company) or 4(e) hereof, all compensation payable to the Executive under Section 3 hereof shall cease as of the date of termination specified in the Company’s notice (the “Termination Date”), and the Company shall pay to the Executive, subject to Section 6 hereof, and in addition to any amounts owed to the Executive pursuant to this Agreement for services rendered by the Executive to the Company prior to such Termination Date, the following sums: (i) the Base Salary on the Termination Date for six (6) months (the applicable period being referred to as the “Severance Period”), payable in monthly installments over such time period; (ii) benefits under group health and life insurance plans in which the Executive participated prior to termination through the Severance Period; (iii) all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans, including any such benefits under the Company’s pension, disability, and life insurance plans, policies, and programs; and (iv) so long as the Company has achieved its budgeted EBITDA level for the period commencing with the end of the Company’s immediately previous fiscal year through the Termination Date, an amount equal to the product of the bonus paid to the Executive in respect of the immediately preceding fiscal year pursuant to Section 3(b), times the quotient obtained by dividing (x) the number of full calendar months occurring since the end of the immediately previous fiscal year through the Termination Date, by (y) 12. If, prior to the date on which the Company’s obligations under clause (i) of this Section 5(a) cease, the Executive violates Section 6 hereof, then the Company shall have no obligation to make any of the payments that remain payable by the Company under clauses (i) and (ii) of this Section 5(a) on or after the date of such violation. The payment of severance as required by this Section 5(a) may be conditioned by the Company on the delivery by the Executive of a release of any and all claims that the Executive may have against the Company which release shall be in form and substance satisfactory to the Company.

(b) Severance Payments upon Termination Death, Disability or for Cause. If this Employment Agreement is terminated by the Company pursuant to Sections 4(a), 4(b) or 4(c) hereof, the Executive (or the Executive’s estate or representative as applicable) shall receive only the amounts specified in clauses (ii), (iii) and (iv) of Section 5(a) hereof.

6. Certain Covenants of the Executive.

(a) Covenants Against Competition. The Executive acknowledges that: (i) the Executive is one of the limited number of persons who will assist with developing the Company’s business, which consists of owning and operating a retail appliance and furniture business (the “Company’s Business”); (ii) the Company conducts its business nationwide; (iii) the Executive’s work for the Company will bring the Executive into close contact with many confidential affairs not readily available to the public; and (iv) the covenants contained in this Section 6 will not involve a substantial hardship upon the Executive’s future livelihood. In order to induce the Company to enter into this Employment Agreement, the Executive covenants and agrees that:

(i) Non-Compete. During the Term and for the Severance Period (the “Restricted Period”), the Executive shall not, in those states in the United States of America in which either the Company or any of its subsidiaries or affiliates then operates a similar business that falls within the scope of the Company’s Business, directly or indirectly, (i) in any manner whatsoever engage in any capacity with any business competitive with the Company’s Business for the Executive’s own benefit or for the benefit of any person or entity other than the Company or affiliate of the Company; or (ii) have any interest as owner, sole proprietor, shareholder, partner, lender, director, officer, manager, employee, consultant, agent or otherwise in any business competitive with the Company’s Business; provided, however, that the Executive may hold, directly or indirectly, solely as an investment, not more than two percent (2%) of the outstanding securities of any person or entity which are listed on any national securities exchange or regularly traded in the over-the-counter market notwithstanding the fact that such person or entity is engaged in a business competitive with the Company’s Business. In addition, during the Restricted Period, the Executive shall not develop any property for use in the Company’s Business on behalf of any person or entity other than the Company, its subsidiaries and affiliates.

(ii) Confidential Information. During the Restricted Period, the Executive shall not, directly or indirectly, disclose to any person or entity who is not authorized by the Company or any subsidiary or affiliate to receive such information, or use or appropriate for the Executive’s own benefit or for the benefit of any person or entity other than the Company or any subsidiary or affiliate, any documents or other papers relating to the Company’s Business or the customers of the Company or any subsidiary or affiliate, including, without limitation, files, business relationships and accounts, pricing policies, customer lists, computer software and hardware, or any other materials relating to the Company’s Business or the customers of the Company or any affiliate of the Company or any trade secrets or confidential information, including, without limitation, any business or operational methods, drawings, sketches, designs or product concepts, know-how, marketing plans or strategies, product development techniques or plans, business acquisition plans, financial or other performance data, personnel and other policies of the Company or any affiliate of the Company, whether generated by the Executive or by any other person, except as required in the course of performing the Executive’s duties hereunder or with the express written consent of the Company; provided, however, that the confidential information shall not include any information readily ascertainable from public or published information, or trade sources or independent third parties (other than as a direct or indirect result of unauthorized disclosure by the Executive).

(iii) Employees of and Consultants to the Company. During the Restricted Period, the Executive shall not, directly or indirectly (other than in furtherance of the business of the Company), initiate communications with, solicit, persuade, entice, induce or encourage any individual who is then or who has been within the preceding twelve month period, an employee of or consultant to the Company or any of its affiliates to terminate employment with, or a consulting relationship with, the Company or such affiliate, as the case may be, or to become employed by or enter into a contract or other agreement with any other person, and the Executive shall not approach any such employee or consultant for any such purpose or authorize or knowingly approve the taking of any such actions by any other person.

(iv) Solicitation of Customers. During the Restricted Period, the Executive shall not, directly or indirectly, initiate communications with, solicit, persuade, entice, induce, encourage (or assist in connection with any of the foregoing) any person who is then or has been within the preceding twelve month period a customer or account of the Company or its affiliates, or any actual customer leads whose identity the Executive learned during the course of the Executive’s employment with the Company, to terminate or to adversely alter its contractual or other relationship with the Company or its affiliates.

(b) Rights and Remedies Upon Breach. If the Executive breaches any of the provisions of Section 6(a) hereof (collectively, the “Restrictive Covenants”), the Company and its affiliates shall, in addition to the rights set forth in Section 6(a) hereof, have the right and remedy to seek from any court of competent jurisdiction specific performance of the Restrictive Covenants or injunctive relief against any act which would violate any of the Restrictive Covenants, it being acknowledged and agreed that any such breach may cause irreparable injury to the Company and its affiliates and that money damages will not provide an adequate remedy to the Company and its affiliates.

(c) Severability of Covenants. If any of the Restrictive Covenants, or any part thereof, is held by a court of competent jurisdiction or any foreign, federal, state, county or local government or other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the Restrictive Covenants shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and such court, government, agency or authority shall be empowered to substitute, to the extent enforceable, provisions similar thereto or other provisions so as to provide to the Company and its affiliates, to the fullest extent permitted by applicable law, the benefits intended by such provisions.

(d) Enforceability in Jurisdictions. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants and only in such jurisdiction where the Executive’s alleged violation of the Restrictive Covenants occurred. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly invalid or unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

7. Other Provisions.

(a) Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied, telegraphed or telexed, or sent by certified, registered or express mail, postage prepaid, to the parties at the addresses specified on the signature page hereto, or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given so long as such provides a receipt of delivery, when so delivered personally, telecopied, telegraphed or telexed, or mailed.

(b) Entire Agreement. This Employment Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior contracts and other agreements, written or oral, with respect thereto.

(c) Waivers and Amendments. This Employment Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(d) Governing Law. This Employment Agreement shall be governed by, and construed in accordance with and subject to, the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

(e) Binding Effect; Benefit. This Employment Agreement shall inure to the benefit of and be binding upon the parties hereto and any successors and assigns permitted or required by Section 7(f) hereof. Nothing in this Employment Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or such successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Employment Agreement.

(f) Assignment. This Employment Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign this Employment Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.

(g) Counterparts. This Employment Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(h) Headings. The headings in this Employment Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Employment Agreement.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

1847 GOEDEKER INC.

By:	/s/ Douglas T. Moore
Name: Douglas T. Moore
Title: Chief Executive Officer

Address:

EXECUTIVE:

/s/ Maria Johnson
Maria Johnson

Address:

Exhibit A

Bonus Criteria

% of Budgeted EBITDA	Bonus as a % of Base Salary
110% or greater	75%
100%	60%
95%	45%
90%	30%
Less than 90%	0